UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified on its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 1.01 Entry into a Material Definitive Agreement.

Highland Pointe Apartments Acquisition

On December 22, 2006, our wholly-owned subsidiary Highland Pointe Acquisition, L.L.C. entered into a Membership Interest Purchase and Sale Agreement (the “Purchase Agreement”) with West OKC Highland Pointe Associates, LLC (“OKC”). Pursuant to the Purchase Agreement, we will purchase all of the preferred and common membership interests in OKC (the “Interests”). OKC owns a 232 unit apartment community located in Yukon, Oklahoma (the “Property”) located approximately 15 miles west of downtown Oklahoma City and constructed in 2004. The purchase price is $16.25 million, adjusted for standard prorations. The Seller is an unrelated third party.

The purchase price will be reduced by the outstanding principal amount of the construction loan that currently encumbers the Property, which is approximately $13.7 million. Our acquisition of the Interests will be subject to the approval of the construction lender (“Lender Approval”). We anticipate refinancing the existing construction loan after the closing.

We have deposited $50,000 with the escrow agent appointed under the Purchase Agreement as an earnest money deposit and must deposit an additional $50,000 with the escrow agent if the transaction has not received Lender Approval by January 16, 2007. We have a right to a refund of the earnest money deposit if certain closing conditions are not satisfied, including without limitation the failure to obtain Lender Approval.

Pursuant to the Purchase Agreement, we will deposit $75,000 of the purchase price with the escrow agent as a reserve to cover any payables of OKC not paid by OKC prior to the closing, two-thirds of which will be paid to the sellers 30 days after the closing and the remaining balance will be paid to the sellers 60 days after the closing.

We estimate closing costs to be approximately $100,000 and anticipate using approximately $3.35 million of our existing cash on hand to close the transaction.

The closing is scheduled to occur on or before January 16, 2007. We have the right to a 30 day extension if Lender Approval has not been obtained. The closing is also subject to other standard closing conditions, including our receipt of a title insurance policy insuring title to the Property, free and clear of all liens and encumbrances except permitted encumbrances.

Either party has the right to elect to structure the transaction as a like-kind exchange through an intermediary in accordance with Section 1031 of the Internal Revenue Code.

Item 8.01 Other Events.

On December 20, 2006 at a special board meeting, the Board of Trustees of Maxus Realty Trust, Inc. (the “Registrant”) decided to reinstate the payment of its quarterly cash dividend at $.20 per share payable to the holders of record on January 3, 2007 of the Registrant’s $1.00 par value, common stock. The Board anticipates that the dividend will be paid on January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: December 27, 2006            By:  /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
Executive Officer

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